Exhibit 10.1

AUTONATION, INC.

POLICY REGARDING RECOUPMENT OF
CERTAIN INCENTIVE COMPENSATION

1.
This policy sets forth the conditions under which AutoNation, Inc. (the “Company”) will seek reimbursement or forfeiture of certain incentive compensation paid to or received by any current or former officer of the Company who the Company’s Board of Directors (the “Board”) designated as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (an “Executive Officer”).

2.
If an Executive Officer engages in fraud, intentional misconduct, or gross negligence (collectively, “Misconduct”), and as a result of such Misconduct, the Company is required to restate its financial statements filed with the U.S. Securities and Exchange Commission due to material noncompliance with any financial reporting requirement, then the Company may require reimbursement or forfeiture of all or a portion of any incentive compensation paid to or received by such Executive Officer, during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, that is greater than the amount that would have been paid or received under the specific terms of the applicable incentive award had the financial results been originally reported as set forth in the accounting restatement (the amount of any such excess payment to or receipt by the Executive Officer being herein referred to as the “Excess Compensation”). Any such reimbursement or forfeiture shall be subject to the dispute resolution procedures set forth in any applicable compensation plans or employment agreements. For purposes of this policy, an act or omission will not be considered to constitute Misconduct if the person in good faith relied upon the advice of the Company’s legal counsel, external tax or accounting advisors of the Company, or the independent registered public accounting firm of the Company.

3.
In determining whether to require reimbursement or forfeiture and, if so, the amount of Excess Compensation, the Board may take into account such factors as it deems appropriate, including (a) the extent to which any incentive compensation was based on the achievement of specified performance targets and, if so, whether any such incentive compensation would have been reduced had the Misconduct not occurred, (b) the extent to which, prior to the public announcement of the events leading to the restatement, the Executive Officer sold shares of Company stock and the amount of any sales proceeds received by the Executive Officer in excess of the amount that the Executive Officer would have received without the restatement, (c) the Executive Officer’s involvement in and accountability for the Misconduct, (d) the likelihood of success in seeking reimbursement or forfeiture and the amount likely to be recovered relative to the effort and expense involved, (e) the extent to which the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company, (f) the passage of time since the occurrence of the act in respect of the applicable Misconduct, (g) any pending or threatened legal proceeding relating to the applicable Misconduct and any actual or anticipated resolution relating thereto, and (h) the tax consequences to the Company and the affected Executive Officer.

4.
The Company shall disclose to its stockholders the amount of any Excess Compensation to the extent (a) the Board determines that such disclosure is practicable and in the best interest of the Company’s stockholders or (b) such disclosure is required by applicable law.

5.	Other Provisions.

(a)	The Company may take any action permitted by law to recover amounts recoverable under this policy from an Executive Officer.

(b)
The Board (or any Board committee designated by the Board) shall have full and final authority to make all determinations required under this policy and all such determinations shall be final and binding on all persons.

(c)	This policy shall apply to any incentive compensation that is awarded on or after February 5, 2015.

(d)
The rights and remedies in this policy are cumulative and not exclusive of any other rights or remedies that may be available to the Company or any of its subsidiaries, whether provided by law, equity, statute, agreement, or otherwise.

(e)	Incentive compensation means any cash bonus that is based upon achievement of financial performance metrics and any equity-based compensation (e.g., stock, restricted stock units or options).

(f)
This policy is separate from and in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to Section 304 shall be considered in determining any amount of Excess Compensation under this policy.

Acknowledgment and Agreement
This Acknowledgment & Agreement (the “Acknowledgment”) is delivered by the individual named below as of the date set forth below.
The undersigned is an officer (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) of AutoNation, Inc. (the “Company”).
The undersigned is eligible to receive cash-based and/or equity-based incentive compensation from the Company or its subsidiaries.
The Board of Directors of the Company has adopted a Policy Regarding Recoupment of Certain Incentive Compensation in the form attached hereto (the “Recoupment Policy”). Pursuant to the Recoupment Policy, the Company may require reimbursement or forfeiture of certain incentive compensation paid to or received by a covered officer if, as a result of Misconduct (as defined in the Recoupment Policy), the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement.
In consideration of the continued benefits to be received from the Company (or a subsidiary) and the right to participate in, and receive awards under, the Company’s incentive compensation programs, the undersigned hereby acknowledges and agrees that:

1.	S/he has read, understands, and agrees to be bound by the Recoupment Policy;

2.
S/he agrees that any programs or agreements pursuant to which incentive compensation has been or may be awarded on or after February 5, 2015 shall be deemed to incorporate the terms of the Recoupment Policy, even if the Recoupment Policy is not explicitly referenced therein.

Date:        ____________________________

Signature:     ____________________________

Print Name:    ____________________________